Exhibit 99.1

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RadNet, Inc.

Second Quarter 2022 Financial Results Conference Call

August 9, 2022

C O R P O R A T E P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Howard Berger, M.D., President and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies

Sarah James, Barclays

Mitra Ramgopal, Sidoti & Co.

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P R E S E N T A T I O N

Operator

Good day ladies and gentlemen. Welcome to the RadNet, Inc. Second Quarter 2022 Financial Results Conference Call. This conference is being recorded.

At this time, I would like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead, sir

Mark Stolper

Thank you.

Good morning, ladies and gentlemen. Thank you for joining Dr. Howard Berger and me today to discuss RadNet's second quarter 2022 financial results.

Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet's ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management's current preliminary expectations and are subject to risks and uncertainties which may cause RadNet's actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet's reports filed with the SEC from time to time, including RadNet's Annual Report on Form 10K for the year ended December 31, 2021. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

With that, I'd like to turn the call over to Dr. Berger.

Dr. Howard Berger

Thank you, Mark. Good morning everyone and thank you for joining us today.

On today's call, Mark and I plan to provide you with highlights from our second quarter 2022 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Before I start, I would like to say on behalf of myself and the entire team at RadNet, we hope all of you and your loved ones are healthy and staying safe. We are extremely grateful for all our stakeholders, including our employees, business partners, lenders, and shareholders, and wish you all well during this challenging time. Let's begin.

I am pleased that our performance in the second quarter is tracking towards our full year guidance, which we released in conjunction with our 2021 fourth quarter earnings and then subsequently raised in May after the strong first quarter 2022 results. When we set the guidance levels, we anticipated a number of challenges for 2022, including significant inflationary pressures, particularly around the cost of our labor force, certain Medicare reimbursement reductions, and the ongoing impact of COVID-19.

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I am pleased that our team is rising to the occasion to meet these challenges. During the second quarter, revenue increased 6.1% relative to last year's second quarter on aggregate procedural volume growth of 4.5% and same-center procedural volume growth of 2.2%. Adjusted EBITDA, excluding the losses of our AI segment, was $55.5 million. This was slightly behind last year's second quarter Adjusted EBITDA as anticipated in our internal projections. Our growth and expansion has been able to mitigate much of the financial impact of the rising cost of labor and supplies, as well as the $7.4 million we estimated in 2022 for Medicare reimbursement reductions.

While far from its impact in 2020, COVID-19 is still impacting our business in several ways. First, we have our own employee base impacted by COVID. Employee COVID leave has at times resulted in our use of more expensive temporary labor and overtime charges, as well as in some cases caused us to reschedule or cancel patient exams, while we also continue to see that the procedures we perform that are the most elective in nature, particularly mammography, remain impacted by patients delaying or postponing services.

Despite these challenges, we continue to make progress on all fronts related to our long-term operating and growth plans. First, we are focused on driving growth in our core imaging center business through creating same-center performance, and through a more recent initiative to build de novo facilities in target and local markets. As I discussed on our last financial results call, we have 15 new sites in various stages of construction and development, with almost half of this expansion occurring within existing health system joint ventures.

These new sites are focused in areas where we currently are unable to meet the demand for services due to capacity constraints or because we simply do not have locations overlapping significant patient populations that we, or in certain cases our hospital partners, have identified. We believe these de novo sites should be major contributors to our performance in the latter part of 2022 and throughout 2023.

Second, we continue to expand our hospital and joint venture offerings. During the second quarter, we established two new joint ventures. The first in Frederick, Maryland, with Frederick Health Hospitals, established the joint venture with six centers, two of which were contributed to the venture by Frederick Hospital. The joint venture became operational in April and is our second joint venture with Frederick Hospital.

The second joint venture established in June is with Dimension Health, an affiliate of The University of Maryland Medical System. Under this JV, RadNet and Dimension Health have each made a capital commitment to build two new locations in the Largo and Laurel regions of Maryland. We anticipate these centers to begin servicing patients some time in the second or third quarter of next year. This is the fourth joint venture in partnership with the University of Maryland Medical System and its affiliates.

We now have 102 of our 353 facilities, or 29% of our centers held within partnerships with hospitals and regional health systems. We believe that within the next three to four years, we could have over 50% of our facilities held in joint venture structures. We continue to enjoy the benefits from these partnerships which include increased patient volumes, expanded breadth of services, improved patient access, and closer relationships with regional insurance companies and health plans.

Third, we continue to seek tuck-in acquisitions in our core markets. We seek to acquire individual centers or small groups of centers that strategically fit with our existing regional networks, which can offer more capacity, more access, and enhanced geographic reach to our patient communities. We endeavor to acquire these businesses for 4-6 times EBITDA and look for businesses where we can create efficiencies and synergies to enhance their financial profile once part of RadNet. We are opportunistic in our approach and attempt to remain disciplined about the types of assets we purchase and the prices we pay.

An example, in the first two quarters of 2022, we purchased a group of three centers in Maryland called IFRC or Fairfax Radiology, as the centers are more commonly known. These three centers enhanced our geographic access and capacity to provide effective population health and network solutions to the patient populations of Southern Maryland, a state where we are the primary alternative to more expensive hospital-based imaging.

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Lastly, we continue to drive our AI initiatives. As many of you are aware, on January 20 this year, we completed the acquisition of Aidence Holding BV and Quantib BV to address opportunities in lung and prostate diagnosis and screening with artificial intelligence. When combined with RadNet's existing deep health demography AI operations, these artificial intelligence businesses provide RadNet with the basis for future offerings for widespread cancer screening programs for three of the most prevalent cancers: breast, prostate, and lung. Aidence AI for Chest and Lung CT scanning is currently used by customers in seven countries, and its leading products is pending FDA approval for use in the United States.

With customers in 20 countries worldwide, Quantib Solutions for Prostate and Brain MRI already have FDA 510(K) clearance in the United States and CE Mark in Europe. Currently, we have one algorithm submitted to the FDA pending its review and approval. This submission for Aidence’s Veye lung nodule detection solution was submitted to the FDA in December of last year and we anticipate getting clearance towards the end of this year or in early 2023.

We currently have the detailed diagnostic mammography in use in the vast majority of our centers which provide mammograms, currently over 200 centers. We are also in the process of distributing Quantib’s prostate AI to our facilities that currently perform prostate MRI. We continue to believe that our investments in AI will ultimately result in the improved productivity and accuracy of our contracted radiologists, and more importantly, provide significant new revenue streams from large-scale screening programs for some of the most prevalent chronic diseases and cancers.

While expect that our AR reporting segment, consisting of DeepHealth, Aidence, and Quantib, will experiences losses through 2023, we are making progress. During the second quarter of 2022, the AI segment recorded $1.6 million of revenue, a substantial increase from our first quarter AI revenue of $599,000. Much of this growth came from the success Aidence is having in licensing its technology in Europe, particularly in the United Kingdom. Consistent with our efforts throughout the pandemic, we continue to carefully manage our liquidity and financial leverage.

At second quarter’s end, unadjusted for the losses in our AI reporting segment, our leverage ratio was 3.2 times net debt to trailing 12-month EBITDA. Our liquidity also remained strong. We ended the quarter with $99.2 million of cash and we were undrawn upon our $195 million revolving credit facility.

Our Days Sales Outstanding, or DSOs, at June 30, 2022 was 39.3 days, which we believe to be one of the best in the industry. The improvement in revenue cycle, operations, and collections have significantly contributed to our ability to manage the challenges presented by COVID-19 and to make important investments for our future. While we are committed to growing and expanding our business, we will also continue to follow a methodical and disciplined approach to managing our financial leverage.

At this time, I'd like to turn the call back over to Mark to discuss some of the highlights of our second quarter 2022 performance. When he is finished, I will make some closing remarks.

Mark Stolper

Thank you, Howard.

I'm now going to briefly review our second quarter 2022 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our second quarter performance. I will also provide an update to 2022 financial guidance levels, which were released in conjunction with our 2021 year end results in March and which we amended in May upon releasing our first quarter financial results.

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In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishment, and non-cash equity compensation. Adjusted EBITDA includes equity and earnings of unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our second quarter 2022 results.

For the second quarter of 2022, RadNet reported revenue from its imaging centers reporting segment of $352.8 million and Adjusted EBITDA of $55.5 million, which excludes losses from the AI reporting segment.

As compared with last year's second quarter, revenue increased $18.9 million or 5.7% and Adjusted EBITDA decreased by $1.7 million or 3%, also excluding provider relief funding received in 2021. Including our AI reporting segment, revenue was $354.4 million in the second quarter of 2022, an increase of 6.1% from $333.9 million in last year's second quarter. Including the losses of the AI reporting segment and provider relief funding received in 2021, Adjusted EBITDA was $51.3 million in the second quarter of 2022 and $56.6 million in the second quarter of 2021. Including our AI reporting segment, revenue was $354.4 million in the second quarter of 2022.

For the second quarter of 2022, RadNet reported net income of $7.9 million as compared with $2.9 million for the second quarter of 2021. Diluted net income per share for the second quarter was $0.13 per share compared with a diluted net income per share of $0.05 in the second quarter of 2022, based upon a weighted average number of diluted shares outstanding of $57 million shares in 2022 and $53.1 million shares in 2021.

There were a number of unusual or onetime items impacting the second quarter, including the following: $6.3 million of non-cash gain from interest rate swaps, $1.2 million expense related to leases for de novo facilities under construction that have yet to open their operations, and $5.9 million of pre-tax losses related to our AI reporting segment. Adjusting for the above items, adjusted earnings from imaging center operations were $8.6 million and diluted adjusted earnings per share was $0.15 during the second quarter of 2022.

Affecting net income in the second quarter of 2022 were certain non-cash expenses and unusual items, including the following: $4.7 million of non-cash employee stock compensation expense resulting from the vesting of certain options in restricted stock, $99,000 of severance paid in connection with headcount reductions related to cost savings initiatives, $81,000 loss on the disposal of certain capital equipment, and $647,000 of non-cash amortization of deferred financing costs and loan discounts related to financing fees paid as part of our existing credit facilities.

For the second quarter of 2022, as compared with the prior-year's second quarter, MRI volume increased 7.7%, CT volume increased 7%, and PET/CT volume increased 10.4%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography, and all other exams, increased 4.5% over the prior-year's second quarter.

On a same-center basis, including only those centers which were part of RadNet for both the second quarters of 2022 and 2021, MRI volume increased 4.5%, CT volume increased 2.4%, and PET/CT volume increased 7.9%. Overall, same-center volume, taking into account all routine imaging exams, increased 2.2% from the prior-year's same quarter.

In the second quarter of 2022, we performed 2,290,176 total procedures. The procedures were consistent with our multi-modality approach whereby 75.1% of all the work we did by volume was from routine imaging. Our procedures in the second quarter of 2022 were as follows: 346,598 MRIs as compared with 321,779 MRIs in the second quarter of 2021; 211,221 CTs as compared with 197,375 CTs in the second quarter of 2021; 12,710 PET/CTs as compared with 11,508 PET/CTs in the second quarter of 2021; and 1,719,647 routine imaging exams, as compared with 1,661,206 routine exams in the second quarter of 2021.

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Our GAAP interest expense for the second quarter of 2022 was $11.4 million. This compares with GAAP interest expense in the second quarter of 2021 of $12.2 million. Cash paid for interest during the period, which excludes non-cash deferred financing expense and accrued interest, was $12.2 million during the second quarter.

With regards to our balance sheet, as of June 30, 2022, unadjusted for bond and term loan discounts, we had $662.1 million of net debt, which is total debt at par value less our cash balance. This compares with $633.3 million of net debt as of June 30, 2021.

Note that this debt balance includes New Jersey Imaging Network’s debt of $43.5 million for which RadNet is neither a borrower nor guarantor. As of June 30, 2022, we were undrawn on our $195 million revolving line of credit, and had a cash balance of $99.2 million.

At June 30, 2022 our accounts receivable balance was $166.4 million, an increase of $31.3 million from Year End 2021. The increase in accounts receivable is mainly the result of the significant increase in our procedural volumes at revenue relative to 2021 revenue, as well as buildup of AR from acquisitions in new JVs where we did not acquire working capital as part of those transactions.

Our Day Sales Outstanding, or DSO, remains near the lowest levels of our Company's history. Despite the increase in aggregate accounts receivable, our DSO was just 39.3 days at June 30, 2022. Through June 30, 2022, we had total capital expenditures, net of asset dispositions and sale of imaging center assets and joint venture interests, of $66.2 million. This excludes $2.4 million of capital expenditures at our New Jersey Imaging Network joint venture.

At this time, I'd like to update and revise our 2022 fiscal year guidance levels, which we released in conjunction with our fourth quarter and year end results of 2021, and amended after reporting our first quarter 2022 financial results.

For total net revenue, our guidance range remains $1,360 billion to $1,410 billion. For Adjusted EBITDA, our guidance remains $208 million to $218 million. For cash interest expense, our guidance remains $27 million to $32 million. For free cash flow, our guidance level remains $80 million to $90 million, and for capital expenditures we increased both the low end and the top end of the range by $2 million so our new capital expenditure guidance is between $90 million and $95 million for the year.

I'll now take a few minutes to give you an update on 2023 reimbursement and discuss what we know with regards to 2023 anticipated Medicare rates. As a reminder, Medicare represents about 22% of our business mix. With respect to Medicare reimbursement, several weeks ago we received a matrix for proposed rates by CPT code, which is typically part of the physician fee schedule proposal that is released about this time every year.

We have completed an initial analysis and compared those rates to 2022 rates. We volume weighted our analysis using expected 2023 procedure volumes. As you may recall two years ago, CMS moved forward with increased reimbursement for evaluation and management CPT codes, which favor certain physician specialties that regularly bill for these services, particularly primary care doctors. CMS proposed doing so with budget neutrality, meaning that it proposed to reallocate reimbursement from physicians who rarely bill for these E&M codes to physicians who regularly bill for the codes.

As a result, radiology and most other specialties experienced cuts in reimbursement during 2021 and 2022, cuts meant to be phased in over a several year period. The cuts we faced here in 2022 were substantially mitigated by a 3% increase to the conversion factor from legislation that was passed at the end of last year as part of the Protecting Medicare and American Farmers from Sequester Cuts Act. In this year's proposal, governing 2023 reimbursement rates, Medicare appears to effectively be phasing in the remainder of the E&M codes related to the cuts last year. The cut proposed for 2023 results from a decrease in the conversion factor in the Medicare fee schedule by about 4.4%, along with certain minor changes to the RVUs or the relative value units of certain radiology CPT codes.

The majority share of this proposed cut is coming from the expiration of the one-year 3% increase to the conversion factor during 2022 provided by the Congressional legislation last year. Our initial analysis of the proposal for next year implies that RadNet, on roughly $1.4 billion of revenue, would face an approximately $8 million to $10 million cut to its revenue in 2023 from its Medicare business.

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Because the proposed decrease in the conversion factor affects all physicians, not just radiologists, there are many lobbying groups from the various medical specialties aggressively opposing the cut, including radiology’s two main lobbying forces, the Association for Quality Imaging, or AQI, and the American College of Radiology, or ACR. At this time, our experts believe there is a high probability that the final rule to be released in November will be less severe than the current proposal.

Many believe that the Protecting Medicare and American Farmers from Sequester Act increase will be extended from 2022 through 2023, mitigating the majority of the conversion factor decline as currently proposed. We would expect for this to happen towards the end of the year like it did last year. In November during our third quarter financial results call, we hope to have more to update you about this matter.

I'd now like to turn the call back over to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger

Thank you, Mark.

Despite some of the challenges in the overall operating and economic environment that we discussed earlier on today's call, I'm very optimistic and enthusiastic about the coming quarters and next few years for RadNet. As the largest, most sophisticated, and best-capitalized operator in our industry, we are well-positioned regardless of what the greater economic or industry-specific conditions are like. Should the economy falter, access to capital be restricted or become more costly, or a global pandemic were to continue, RadNet's services will remain in high demand.

RadNet is an indispensable fixture within the healthcare delivery system, and particularly in our regional markets. Our scale and breadth of capabilities, as well as our relationships with referring physicians, patients, health systems, and capitated partners create a significant advantage over our smaller competitors. These advantages position us to capitalize on opportunities that could arise if economic times get tougher. Specifically, in such times like we experienced during the recession and credit crisis that began in the summer of 2008, weaker imaging operators become eager and attractive acquisition candidates, and long-term value-creating consolidation can be aggressively pursued.

Today, RadNet has more growth engines than ever before. This includes our recent investment in artificial intelligence. We are advancing our AI strategy and now have algorithms to address three of the top four most prevalent cancers: breast, prostate, and lung. We are building tools that lower the cost and increase the accuracy of cancer diagnosis in a form that can be packaged to create widespread population health screening programs that don't exist today. While this artificial intelligence can serve to lower the cost of delivering our services, more importantly, artificial intelligence can create substantial new revenue streams for our Company.

Cancer is the second leading cause of death in the United States, and early detection and widespread screening programs are the obvious and most effective initiatives to lower mortality rates. Diagnostic imaging is non-invasive, convenient, and safe. It represents the opportunity for early detection of the most prevalent cancers, and its effectiveness leads to better and more cost-effective treatment options. We are advancing conversations about screening programs and our advanced technologies with regional health plans, self-insured employer groups, local, state, and federal governments, and capitated payors.

Our goal is to begin working with these partners to create population health programs and plan designed to encourage cancer screening and early detection. We recently participated in the Cancer Moonshot Summit in Washington and we believe there is significant appreciation for the value of cost-effective screening using diagnostic imaging. In the coming quarters, we will continue a number of initiatives to drive our growth and efficiency.

Our activities will include moving the eRAD platform into a Cloud-based architecture that will benefit our workflow and create enhanced operating efficiency for our staff and contracted radiologists. We will continue to pursue health system joint venture opportunities, both newly created ones, as well as the expansion of existing relationships. We will continue the consolidation of our call centers, and scheduling functions for the convenience of our patients and referral sources, and to create regional cost savings and efficiencies.

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We will continue to invest in and implement technologies that will shorten scanning times, improve the patient experience and automate processes that today are manual, thereby allowing us to more efficiently utilize our labor force. In conclusion, we are excited and enthusiastic about the opportunities that lie ahead for RadNet. We look forward to updating you further in the coming quarters regarding our progress.

Operator, we are now ready for the question-and-answer portion of the call.

Operator

Thank you.

We take our first question from Brian Tanquilut with Jefferies. Your line is open. Please go ahead.

Brian Tanquilut

Hey. Good morning, guys.

I guess, Howard, I'll start with you. We had some discussion obviously on AI here on this call, but maybe you can share with us your thoughts on how you're planning to or how you're thinking about the commercialization of your AI products that you've gotten FDA approval for, number one. Then maybe, Mark, as I think about the rollout of AI into your own clinics, how are you thinking about the benefit of that as we think about 2023, or maybe part of that is when do you expect to see benefits hit the P&L from your internal rollout?

Dr. Howard Berger

Good morning, Brian. Thank you.

I don't think we can underestimate the importance of artificial intelligence as an opportunity for the healthcare industry as a whole to be transformative. Within that, the greatest opportunity for this transformation is in the radiology specialty. Artificial intelligence is key for the future opportunities within radiology to improve diagnostic accuracy and productivity. Coupled with the other RadNet divisions within eRAD, both for our packs and risks systems, the combination of artificial intelligence and data analytics will be the future, not only of healthcare but certainly within radiology.

As part of that, we will be taking these tools and trying to bundle together what we believe will be the new future application of these data and artificial intelligence opportunities to transform healthcare and radiology to address the growing need for screening cancer and diagnostic tools and implement them on a substantially greater basis than what we see today.

This will in fact entail an additional burden on the radiology community to be able to manage these expanding volumes and screening tools that really can only be answered in an efficient way with artificial intelligence, particularly given the shortage of personnel in radiology and specifically radiologists in particular. I would hope that the opportunity to demonstrate the importance of this, not just for RadNet, but for the healthcare industry as a whole, is something that we'll be able to be more specific about within the next 18-24 months.

That being said—and I'll take the question, Mark, if you don't mind about rollout inside of RadNet of our artificial intelligence—we have begun the process of implementing our DeepHealth breast artificial intelligence throughout the organization. It's a rather tall task because we have almost 400 mammography systems throughout RadNet and growing, and each of these requires training and implementation at the center level and at the level of the radiologists.

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We expect the full implementation of this throughout RadNet to be accomplished hopefully by the year end, recognizing that we really just started this in the second quarter of this year in April when we got the final FDA approval for using the Saige-Dx or the DeepHealth screening tool. At worst, we would expect that by the end of the first quarter of next year, we should be fully implemented.

The benefits to RadNet, we hope, will be improved accuracy, which we have very solid evidence right now improves all radiologists who interpret mammography. It improves their cancer detection rate, as well as getting a significant improvement in their overall productivity, which on average could be as much as a 15% or 20% improvement.

The benefits to RadNet will be both, I believe, driving more volume for screening mammography, as well as the other screening tools that we've talked about for prostate and lung. Those might take a little bit longer to become adopted, but certainly the momentum and the direction are there. In particular, the opportunities to show the value of large-scale screening and improve compliance for patients is something at the forefront of our efforts, both within RadNet and creating nationwide screening networks, which we hope to be able to talk more about later this year or in the beginning of 2023.

Brian Tanquilut

Got it. Okay.

Then Mark, as I think about rising interest rates, you've done a good job deleveraging the balance sheet, but maybe if you can just walk us through how you're thinking about your interest rate exposure at this point.

Mark Stolper

Sure, Brian. Good morning.

We're fortunate that in 2019, we had the foresight to enter into a couple of swap hedging arrangements with counterparties on at the time $500 million of our floating rate exposure. Today, we have $717.5 million outstanding under a floating rate LIBOR-based facility, meaning our Term Loan B, and of that, $500 million is essentially swapped at interest rates—$100 million of that is at interest rates at 1.96% and the other $400 million at 2.05%.

Essentially, you can effectively think of us as having swapped our LIBOR exposure at 2%, which in 2019, didn't look so good because shortly after we entered into these derivative arrangement, interest rate plummeted and so we've been paying our counterparty for the better part of 2.5 years a significant amount of money on these swap arrangements, but more recently, one month LIBOR has broken through our swapped level and today—if I look at one month LIBOR, it's about 2.39%—today, we're actually getting money each month from our counterparties on these swap arrangements to effectively keep LIBOR at 2%.

These arrangements do have an expiration date on the $100 million notional swap. It expires in October of next year, and then for the $400 million swap arrangement, it expires in October of 2025. We're feeling pretty good now going forward that we have these swap arrangements which effectively heads us from the rising interest rate environment and exposure going forward. Effectively, we have a fair bit of our debt in fixed rate situations.

Brian Tanquilut

Got it.

Then, Mark, last question from me. You guys mentioned in your prepared remarks that you felt like you still had some COVID impact on the volumes during the quarter. Same-store was not bad at 2.2%, but just thoughts on same-store performance going forward as we see further normalization out of COVID?

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Mark Stolper

Yes. We produced about 2.2% of same-center growth here in the second quarter, which is in line with what we've always told folks over the long term, that we can support 2%-4% long-term same-center growth in our business. Having said that, the growth over the last three, four quarters has significantly outpaced that amount and we've been in the mid to, in some cases, high-single-digit on a same-center basis. We did see some slowing of our growth in the second quarter here.

We do think that a lot of that has to do with the ongoing impact of COVID, not only with patients and their hesitancy to get exams done, particularly exams that are more elective in nature, and we've noted that in our mammography business, although it is growing year-over-year, it's falling significantly behind the projections that we had put together for that modality in 2022. We're seeing that both on the patient side, but we're also having an impact from our own employee base.

Right now, about 1.6% of our employee base is out on COVID leave. That number, interestingly enough, is significantly higher here in California; it's over 3% in California, so we're experiencing a more difficult COVID situation here in California at this point. We're seeing that with our employee base, so we've had to rejigger scheduling.

Thank goodness we have centralized scheduling capabilities that allow us to load balance patient volumes and redirect patient volumes from a center that might be struggling with its staffing on a particular day to a center that's somewhat nearby that has some capacity and ability to get more patients in that day.

We've been doing what we can. As Dr. Berger said in his prepared remarks, we've invested significantly in some technologies that rely less on human capital and rely more on our technical assets to not only drive patient volumes but to service patient volumes.

For instance, we've invested in technology that allows for us to do MRI scanning in a shorter period of time both on our older equipment as well as our newer equipment. It uses post-processing software capabilities to clean up images, to take shorter exams and still provide the resolution that's necessary for radiologists to effectively read these scans. We've implemented digital waiting rooms that allow for patients to be more effectively called for their exams and they can wait in their cars in a lot of instances before their exams.

We've done things to try to rely less on labor which has been impacted by COVID in a substantial way. We feel like at some point we're going to get through most of this COVID period and get back to normal and I think that will be positively impactful on our procedure volumes moving forward.

Brian Tanquilut

Awesome. Thanks, guys.

Mark Stolper

Thank you, Brian.

Operator

Thank you.

We take our next question from Sarah James with Barclays. Your line is open.

Sarah James

Thank you.

You recently commented that you needed the GE plant to get back to a normal supply of contrast by August, September to avoid any business interruptions. Can you update us on that?

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Dr. Howard Berger

Sure. Good morning, Sarah.

Yes. Fortunately, GE has come back online with its primary manufacturing facility in…

Mark Stolper

I think it’s Shanghai.

Dr. Howard Berger

Shanghai. I almost said Singapore, but Shanghai. Thank you, Mark. Leading up to that point, we had done a very good job of centralizing our distribution internally to make certain that all of our centers had adequate access to supplies of contrast material. As a result we're going to take this experience and rethink our own distribution capabilities as well as the reliance that we've had in the past year to be so heavily dependent on one supplier. I don't think any of us can predict the future here, but we have to certainly learn from our past where if there are businesses that are particularly affected by pandemics or other kinds of world economic factors, whether they'd be wars in addition to health issues, it needs to be something that we try to insulate ourselves from as much as possible.

That's a long-winded answer perhaps to your question, but right now I believe that the GE contrast production is probably 80%-90% or more of its original capacity before the shutdown. We fortunately have not experienced any interruption of our scanning as a result of difficulties with contrast availability and production.

Sarah James

Great.

Then can you update us on your JV pipeline? How does the scope of it compare to where you guys were last year?

Dr. Howard Berger

Well, last year the number of centers that we had with JV partners was a little under 25%. At the end of this quarter, we're approaching 30% and the pipeline is very robust, both with new potential joint venture partners as well as expanding joint venture partners with new systems that we're currently in conversations with. We particularly like that business strategy for reasons I spoke about during my opening remarks.

All of our joint venture partners I can say are very happy with the performance of RadNet, and many of them are now looking to RadNet as being their solution for their outpatient ambulatory services. Our model of being concentrated in certain markets has led us to more and more joint venture partners. Some of these health systems are beginning to engage us in conversation in markets that we're not in currently and which we believe could represent a good entry point for us, expanding beyond the seven markets or the seven states that we currently operate in.

As I mentioned here, the goal of the Company is to try to achieve half of our centers being in joint ventures with health systems here within the next 2-3 years or in that time range and I'm confident that we should come very close to reaching that goal here based on current interest and activities that we're undertaking.

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Mark Stolper

Sarah, I'll add one thing. As payors and large private health plans are getting more and more aggressive in trying to redirect hospital-based imaging towards the significantly lower cost ambulatory outpatient centers like the ones that we operate, many of the hospitals are rethinking their strategies of trying to keep as much of that business in-house until they ultimately lose it, and are trying to set up structures where they can participate in this trend as opposed to fight the trend.

Because of the aggressiveness of the payors in trying to drive the business out of the hospitals, we're seeing a lot of hospitals create ambulatory outpatient strategies. It's not only happening within the specialty of radiology; we're seeing it with some of our hospital partners. They're doing it with surgery center businesses, outpatient, physical therapy, dialysis, home health.

Many of these hospital partners have realized that the more effective way in getting into this community-based medicine practice is by partnering with experts, who either already have these assets in place or who have a long history of being able to operate ambulatory, non-hospital-based, facility-based businesses more effectively.

So, we've had an easier time in the last couple of few years as the payors have gotten more aggressive to stoke up some of these hospital-based relationships.

Sarah James

That's really helpful and it touches on my last question.

You mentioned earlier that United (inaudible) that's been making these network design changes to prefer freestanding centers. Have you seen the full benefit from those payors yet of the shift and are there any other payors that you worked with that have yet to adopt this that could do so in the future?

Dr. Howard Berger

Well, I believe all the major payors have adopted it, but this is a big ship and it's going to turn slowly because it's not just up to the payors to do that redirecting. They have to work in concert with the referring physicians because ultimately the patients are going to take the advice of their referring physicians as to where best to get their imaging.

Again, echoing Mark's comments, that's another reason why making these joint ventures or creating joint ventures with hospitals is a win-win for everybody, and while none of the hospital systems like giving up the revenue that they get disproportionately from their billing structures with imaging. Nonetheless, it is an inevitable tide and one where I believe we are seeing some traction, albeit slowly.

There are certain of the carriers who seem to be more interested in having robust conversations with us and I think these conversations are not or shouldn't just necessarily be focused in on what reimbursement is. This is where I believe with our hospital partners, the conversations can be more about screening tools and other ways that we have of managing patients from an outpatient standpoint that's going to produce longer-term benefits for the patient, the health carriers, and the hospital systems themselves.

Those kind of conversations will I think help the movement to the ambulatory imaging centers that either are directly or indirectly going to benefit hospitals without it being as confrontational as we may have seen in the past. So, I think our strategy of joint venturing with hospitals almost on every level you want to measure it is a good future strategy not only for RadNet but the industry as a whole, and we hope to be leading that by example with other systems that are not yet part of the RadNet family.

Sarah James

Very helpful. Thank you.

Dr. Howard Berger

Thank you, Sarah.

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Operator

Thank you.

Next question is from Mitra Ramgopal with Sidoti. Your line is open.

Mitra Ramgopal

Yes. Good morning and thanks for taking the questions.

First, I just want to touch on the tight labor market. I know this was going to be a headwind for you this year in terms of significantly higher salary and expenses. I'm just wondering where you are on that front in terms of filling the staff you need at the center and admin levels, or is it still a challenge in terms of being able to hire and retain?

Dr. Howard Berger

Good morning, Mitra.

It's a challenge and I think it's a challenge that's here to stay. Healthcare, and RadNet in particular, are no different than almost every other business out there that is experiencing similar labor force challenges. Ours is made even greater because the hospital systems are so aggressive in their hiring that they're able to afford much higher salaries than we could, based on the fact that their reimbursement is so much greater than it is in the outpatient sector.

Part of the challenges that we face are not just addressing the labor challenge as a short-term financial issue, but a long-term transition in how we actually operate the business. Investing in technology, whether it's artificial intelligence, or equipment that can shorten scanning time, or ways that can improve the scheduling process are all things that we've been investing in for now over the last two to three years, and which I believe are allowing us to mitigate to some extent the labor challenge, but I believe this is going to be a challenge for us and everybody else out there for some time to come. We need to think about it in a more global way of how we deliver the overall RadNet services and not just function by employee by employee.

I think, to answer your point, we're not going to see a lessening of these pressures. We can only hope that we improve our unit time of productivity on our equipment and provide a better environment because I think with the technology that we're implementing, it makes it actually easier on our technologists as we become more and more capable of having uniform protocols throughout our organization. It's a multifaceted problem, and one that we're literally wrestling with every day, but I feel, as I stated in our opening remarks, RadNet and its Management is up to this challenge.

Mark Stolper

Mitra good morning.

To Dr. Berger's point about trying to leverage technology as supposed to human capital, one other example of this that I don't think we mentioned on the call was our implementation of remote MRI technologists, where we now have technology in a number of our centers where we can have an MRI tech, who's located in one location, controlling multiple MRI machines at different locations so long as there's a tech aid on-location that is able to get the patient out of the dressing room, get them on and off the table, put certain body part coils on them, and so on and so forth. The idea here is to think out of the box and try to figure out how we can leverage technology and not rely on trying to leverage the human capital side of our business.

Mitra Ramgopal

No, thanks. That's very helpful.

Just switching gears a little, on M&A, obviously, you have a lot on your plate right now with the AI investments and the JVs you continue to add, but just curious on M&A in terms of if you are seeing more opportunities, especially from a valuation standpoint, given the increased cost of capital and it's more difficult to access capital right now for some of the smaller players.

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Dr. Howard Berger

I think it's not just the smaller players that have difficulty of access to capital. I think it's the bigger players too, that are highly leveraged and may have challenges in terms of trying to expand their businesses under the prior valuations that they were looking at. We think that there's going to be decompression in the marketplace in terms of multiples that people were getting a little bit too comfortable with both as a result of leverage issues as well as the rising cost of capital from an interest rate standpoint.

We've seen a little bit of softening in some people that we would have thought previously might have commanded a higher multiple, and I think there's more people out there today as a result of some of these other economic factors that are going on today. I think the acquisition marketplace, at least for RadNet, looks very healthy and one in which I think we can be, as we have been in the past, very disciplined in how we attract and bring in new operators into the RadNet family.

We actually think, whether it's reimbursement cuts, increased interest rates, high leverage, all of which we have found a very good comfort level with, will inure to our benefit going into the future and will continue to separate out RadNet as the premier provider of outpatient imaging services in the country.

Mark Stolper

One other thing I might add to that is that we had an experience like this, or we can draw on our experience from back in 2009, 2010, and 2011, after the credit crisis, when the economy went into a pretty severe recession. That created a wave of consolidation in our industry, which we were a big beneficiary of, where a lot of the weaker players started having financial issues, leverage issues, access to capital issues, and we were able to provide them a solution to join a bigger, better capitalized, more stable home for their patients, the referring physician communities, their radiologists.

Should the economy continue to be challenged, should the labor market issue continue into the future, I think, given our relative position with low leverage, access to capital, market position, and our geographies, I think we're in a very good position to capitalize on opportunities that I would expect to see in a difficult economy.

Mitra Ramgopal

Okay. No, that's very helpful.

Finally, just wondering if you could maybe provide a quick update in terms of what you're seeing in the Phoenix market. I believe at one point it was lagging your expectations. I'm just curious if it's maybe now back on track.

Dr. Howard Berger

I don't think it's quite back on track, but there are a number of initiatives that we undertook earlier this year, namely building two very large premier centers, along with our joint venture partner, the Dignity Health System. That will be a game changer for us in that market.

We're very happy with our entrance into the Arizona market. We think that there's a lot of opportunity, perhaps more so in that market than there are in other markets, and it's just required patients and investment, which almost like every other market we've been in, has come back to benefit the Company long-term.

I think we'll be able to report more of the success in that marketplace in the upcoming quarters of this year, but we are as enthusiastic about the Arizona market as we ever were, and look forward to being able to discuss that with you in greater detail in the third and fourth quarters.

Mitra Ramgopal

Thanks again for taking the questions.

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Dr. Howard Berger

Thank you.

Operator

Thank you. It appears there are no further question at this time.

I'd like to turn the call back to you, Dr. Berger, for any additional closing comments.

Dr. Howard Berger

Thank you, Operator.

Again, I would like to take this opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work through these challenging times. Our Management will continue to endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today and I look forward to our next call. Stay well.

Operator

This concludes today's call. Thank you for your participation. You may now disconnect.

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